Exhibit 8.1
Subsidiaries of Wacoal Holdings

Jurisdiction of
Principal Subsidiaries	Incorporation

Wacoal Corp.	Japan
Studio Five Corp.	Japan
Wacoal Dublevé Corp.	Japan
Tokai Wacoal Sewing Corp.	Japan
Kyushu Wacoal Manufacturing Corp.	Japan
Niigata Wacoal Sewing Corp.	Japan
Fukuoka Wacoal Sewing Corp.	Japan
Hokuriku Wacoal Sewing Corp.	Japan
Miyazaki Wacoal Sewing Corp.	Japan
Torica Inc.	Japan
Nanasai Co., Ltd.	Japan
Wacoal Dominicana Corp.	U.S.A.
Wacoal International Corp.	U.S.A.
Wacoal America, Inc.	U.S.A.
Wacoal Sports Science Corp.	U.S.A.
Wacoal (UK) LTD.	U.K.
Wacoal France S.A.	France
Wacoal Singapore Pte. Ltd.	Singapore
Wacoal Hong Kong Co., Ltd.	Hong Kong
Wacoal International Hong Kong Co., Ltd.	Hong Kong
Wacoal China Co., Ltd.	China
Guangdong Wacoal Inc.	China
Dalian Wacoal Co., Ltd.	China
Wacoal (Shanghai) Human Science R&D Co., Ltd.	China
Vietnam Wacoal Corp.	Vietnam
Philippine Wacoal Corp.	The Philippines